Exhibit 11.1

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                 [Letterhead of Ellenoff Grossman & Schole LLP]


___________, 2003

Bioral Nutrient Delivery, LLC
5310 Cypress Center Drive, #101
Tampa, FL 33609

Ladies and Gentlemen:

     We have acted as counsel for Bioral Nutrient Delivery, LLC, a Delaware limited liability company (the "Company"), in connection with the preparation of the Company's Registration Statement on Form SB-1, Registration No. 333-103431 (such Registration Statement, as amended, is referred to herein as the "Registration Statement"), which was filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (collectively, the "Act"), on February 25, 2003, for the distribution and issuance by BioDelivery Sciences International, Inc., a Delaware corporation and the majority owner of the Company ("BDSI"), as selling security holder thereunder, of a maximum of 11,277,000 of the Company's rights ("Rights") to purchase a maximum of 11,277,000 Class B Membership Shares of the Company (the "Membership Shares" and collectively with the Rights, the "Securities") held by BDSI.

     We have examined copies of the Registration Statement and all amendments thereto filed with the Commission under the Act relating to the distribution and issuance of the Securities. As such counsel, we have made such examination of law, have examined originals or copies certified or otherwise authenticated to our satisfaction, of all such: records, agreements and other instruments, including, without limitation, the Company's Certificate of Formation, dated January 8, 2003, and the Company's Limited Liability Company Operating Agreement, dated January 8, 2003 (the "LLC Agreement"); certificates and orders of public officials; certificates of officers and representatives of the Company; and other documents that we have deemed necessary to render the opinions hereinafter set forth (collectively the "Documents"). In connection with the preparation of this opinion, the only laws we have reviewed are those of the United States of America and the corporate laws of the State of Delaware.

     In rendering this opinion, we have assumed: (i) the legal existence of all parties to the LLC Agreement, (ii) the power, legal capacity and authority of each party other than the Company to execute, deliver, and perform LLC Agreement and to do each other act done or to be done by such party, (iii) the due authorization, execution, and delivery by each person or entity of the LLC Agreement executed and delivered or to be executed and delivered by such person or entity, (iv) the legality, validity, binding effect, and enforceability each Document executed and delivered or to be executed and delivered and of each other act done or to be done by any such party, (v) that there have been no undisclosed modifications of any provision of any


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                                                   Bioral Nutrient Delivery, LLC
                                                                ______ ___, 2003
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Document reviewed by us in connection with the rendering of this opinion and no undisclosed prior waiver of any right or any remedy contained in the Documents,
(vi) the genuineness of each signature, the completeness and authenticity of each Document submitted and reviewed by us, the conformity to the original of each Document reviewed by us as a copy, and the authenticity of the original of each Document received by us as an original, and (vii) the truthfulness of each statement as to all factual matters contained in any Document encompassed within the review undertaken by us, including, without limitation, factual conclusions and characterizations and descriptions of purposes, intention, or other states of mind relating to the parties to the Documents. In rendering this opinion, we have assumed the truthfulness of each statement in all parties' certificates, have relied thereon in rendering our opinion and have not undertaken any further inquiry into any of such statements. We have also relied upon certificates of public officials with respect to certain factual determinations underlying the legal conclusions set forth herein. Furthermore, no facts have come to the attention of this firm which would indicate that such reliance is unjustified or that further inquiry is warranted. For purposes of this opinion, any reference to knowledge refers to actual knowledge based upon information which has become known to us after requesting specific due diligence information from the Company and receiving responsive information with respect thereto.

     The opinions hereinafter expressed are subject to the effect of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, fraudulent obligation, preferential transfer, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally (including, without limitation, such laws as they relate to the avoidance of certain preferences and fraudulent transfers or fraudulent conveyances, and the equitable power of a bankruptcy court in certain circumstances to subordinate all or part of a claim to all or part of another claim) and (ii) general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity), including, without limitation, waiver, laches and estoppel as equitable defenses, standards of good faith, fair dealing, materiality and reasonableness and considerations of impracticability or impossibility of performance and defenses based upon unjust enrichment or unconscionability, that may be applied by a court to the exercise of certain rights and remedies, and the power of equitable subordination referred to above and, with respect to the availability of equitable remedies, to the discretion of the court before which any proceeding therefor may be brought.

     On the basis of the foregoing, and subject to the qualifications set forth herein, it is our Opinion that:

     1. The Company has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware.

     2. Upon the distribution and issuance of the Membership Shares upon the exercise of the Rights and in accordance with the terms of the Registration Statement, the Membership Shares will be legally issued, fully paid and non-assessable.


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                                                   Bioral Nutrient Delivery, LLC
                                                                ______ ___, 2003
                                                                     Page 3 of 3


     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinions" in the prospectus which forms a part thereof.

     We are delivering this opinion to the Company, and no person other than the Company may rely upon it.



                                                     Very truly yours,



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